                                                                    Exhibit 99.1
                                                                          1 of 2


            [LETTERHEAD OF JONES INTERCABLE, INC. APPEARS HERE]

_____________1997


Re:   Notice of Proxy Mailing
      Proposed Sale of the Manitowoc, Wisconsin Cable Television System by Cable TV Joint Fund 11


Dear Registered Representative:

Cable TV Joint Fund 11 - comprised of Cable TV Fund 11-A, Cable TV Fund 11-B, Cable TV Fund 11-C, and Cable TV Fund 11-D - has entered into a Purchase and Sale Agreement pursuant to which it has agreed to sell its Manitowoc, Wisconsin system to Jones Intercable, Inc.

The proposed sale and the distribution of net sales proceeds are contingent upon the approval by the holders of a majority of the limited partnership interests in the four constituent partnerships.

Enclosed are copies of the Notice and Proxy Statements that will be mailed to your clients who owned interests in the respective Partnerships as of December 31, 1996.

If the sale is approved, the Partnerships will distribute net proceeds for each $1,000 invested as follows:

     Partnership       Manitowoc Sale  Prior Distributions  Total Distributions
     -----------       --------------  -------------------  -------------------

     Fund 11-A         $  115          $ 2,422              $ 2,538
     Fund 11-B             61            3,210                3,271
     Fund 11-C            290            1,961                2,251
     Fund 11-D            278            1,961                2,238

Once the Manitowoc sale has been completed, the Partnerships will be liquidated and dissolved.

Please note that the deadline for the return of the proxy vote by limited partners is March 15, 1997, but we hope to have all votes in as soon as possible.

The enclosed list details the estimated distribution for each of your clients. If you have any questions, please contact our Investor Services Department.

Sincerely,


Jones Intercable, Inc.
The General Partner

Enclosures

                                                                    Exhibit 99.1
                                                                       2 of 2

            [LETTERHEAD OF JONES INTERCABLE, INC. APPEARS HERE]

____________ 1997



Re:   Proxy Mailing  - Cable TV Fund 11-D, Ltd.


Dear Beneficial Owner of Cable TV Fund 11-D, Ltd.:

Our records indicate that you are a beneficial owner of limited partnership interests in Cable TV Fund 11-D, Ltd. Enclosed for your information and review are proxy solicitation materials.

Your qualified plan trustee/custodian, which is the registered owner of your limited partnership interests, has authorized Jones Intercable, Inc. (the "General Partner") to mail these proxy materials directly to you and has authorized its clients, the beneficial owners, to execute the proxy cards on its behalf.

By this authorization, your signature will be legally sufficient and your vote of the limited partnership interests registered in the name of the trustee/ custodian will be counted without the trustee/custodian's counter-signature.

Please vote, date and sign as Beneficial Owner (Investor), and return your proxy card to the General Partner in the enclosed envelope as soon as possible but no later than March 15, 1997.

If you have any questions, please call our Investor Services Department.

Sincerely,


Jones Intercable, Inc.
The General Partner

Enclosures